EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
      We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-52516, 333-818836, 333-69284, 333-66258, and 333-114262; Form S-3 Nos. 333-87082 and 333-83820), as amended, and in the related Prospectuses of Stratos International, Inc. to the use of our report dated June 16, 2005, with respect to the consolidated financial statements Stratos International, Inc. for the years ended April 30, 2005 and 2004 included in this Annual Report (Form 10-K) for the year ended April 30, 2006.

/s/ Ernst & Young LLP
Chicago, Illinois
July 26, 2006